                                                                      Exhibit 12


                     E. I. DU PONT DE NEMOURS AND COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                                           Years Ended December 31
                                                        -------------------------------------------------------------
                                                          1998          1997          1996         1995        1994
                                                        ---------     ---------     ---------     -------     -------
Income from Continuing Operations Before
  Extraordinary Item ..............................     $1,648        $1,432        $2,931        $2,858      $2,205
Provision for Income Taxes ........................        941         1,354         1,416         1,432       1,164
Minority Interests in Earnings of Consolidated
  Subsidiaries ....................................         24            43            40            29          15
Adjustment for Companies Accounted for
  by the Equity Method ............................        (39)          936(a)         82           126         (33)
Capitalized Interest ..............................       (120)          (80)          (70)          (76)        (83)
Amortization of Capitalized Interest ..............         65(b)         82(b)        127(b)         81          77
                                                        ------        ------        ------        ------      ------
                                                         2,519         3,767         4,526         4,450       3,345
                                                        ------        ------        ------        ------      ------
Fixed Charges:
  Interest and Debt Expense - Continuing
    Operations ....................................        520           389           409           449         343
  Interest and Debt Expense - Discontinued
    Operations ....................................        304           252           304           308         216
  Capitalized Interest - Continuing Operations ....        120            80            70            76          83
  Capitalized Interest - Discontinued
    Operations ....................................         78            90            73            95          59
  Rental Expense Representative of Interest
    Factor ........................................         71            83            80            80          83
                                                        ------        ------        ------        ------      ------
                                                         1,093           894           936         1,008         784
                                                        ------        ------        ------        ------      ------
Total Adjusted Earnings Available for Payment of
  Fixed Charges ...................................     $3,612        $4,661        $5,462        $5,458      $4,129
                                                        ======        ======        ======        ======      ======
Number of Times Fixed Charges are Earned ..........        3.3           5.2           5.8           5.4         5.3
                                                        ======        ======        ======        ======      ======

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(a)  Includes write-off of Purchased In-Process Research and Development associated with acquisition of 20% interest in Pioneer Hi-Bred International, Inc.
(b) Includes write-off of capitalized interest associated with divested businesses.